Exhibit 10-6

FIRSTENERGY CORP.

DEFERRED COMPENSATION PLAN
FOR OUTSIDE DIRECTORS

Effective December 31, 1997

Amended and Restated January 1, 2005

Further Amended December 31, 2010

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8.3 Review of Claim	19
8.4 Review of Claims on and after a Change in Control	20

ARTICLE 9 —AMENDMENT, TERMINATION AND PARTICIPATION	21
9.1 Amendment by Board	21
9.2 Termination by Company	21
9.3 Automatic Cessation of Bonus Credit and Dividends	22
9.4 Distribution of Benefits on Plan Termination	22
9.5 Participation by Affiliates	23

ARTICLE 10 —UNFUNDED PLAN	24
10.1 Bookkeeping Entries	24
10.2 Trusts, Insurance Contracts or Other Investment	24

ARTICLE 11 —MISCELLANEOUS	24
11.1 Severability	24
11.2 Liability for Benefits	24
11.3 Applicable Law	25
11.4 Not a Contract	25
11.5 Successors	25
11.6 Distribution Under Terms of the Trust or in the Event of Taxation	25
11.7 Insurance	26
11.8 Legal Representation	26
11.9 Code Section 409A	27

ATTACHMENT 2.4-A	2.4A-1

ATTACHMENT 2.4-B	2.4B-1

ATTACHMENT 2.4-C	2.4C-1

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FIRSTENERGY CORP.

DEFERRED COMPENSATION PLAN
FOR OUTSIDE DIRECTORS

ARTICLE 1 —GENERAL

1.1    Preamble

The FirstEnergy Corp. Deferred Compensation Plan for Outside Directors (the “Plan”) was initially established on December 31, 1997 as the FirstEnergy Corp. Deferred Compensation Plan for Directors. The Ohio Edison Company Deferred Compensation Plan for Directors was merged into the Plan effective as of December 31, 1997 and the Centerior Energy Corporation Deferred Compensation Plan for Directors was merged into the Plan effective as of January 1, 2000. The Plan was restated as of November 7, 2001. The Plan was amended and restated effective as of January 1, 2005 in order to comply with Code Section 409A and superseded all prior versions of this Plan and all prior arrangements and understandings regarding the deferral of fees by Directors. The Plan is further amended (a) to make certain clarifications under Code Section 409A with respect to amounts earned, credited or accrued after December 31, 2004 and (b) effective as of January 1, 2011, to eliminate the twenty percent (20%) Bonus Credit for Directors’ fees deferred into the Deferred Stock Fund of the Plan.

1.2    Purpose

The purpose of this Plan is to provide a benefit to Directors by giving them the opportunity to defer certain fees in accordance with the provisions of the Plan. The Plan is also intended to advance the interests of the Company and its Affiliates by providing a benefit which attracts and retains the services of qualified persons who are not employees of the Company or its Affiliates to serve as Directors.

1.3    Payment Method

Payment of an equity retainer is in the form of Company common stock, which can be deferred into the Deferred Fee Account and shall be deemed invested in the Deferred Stock Fund. Cash retainers, meeting fees, chairperson fees, and any additional annual cash retainer paid to a non-employee Chairman of the Board, will be paid in cash, but can be paid in stock or deferred into the Deferred Fee Account based on an annual election made by the Director and shall be deemed to be invested in an Investment Fund in accordance with Section 3.5(a)(2).

1.4    Status under Laws

The Plan does not provide benefits to employees of the Company or any Affiliate and, accordingly, is not subject to the provisions of the Employee Retirement Income Security Act of

1974. The Plan shall be unfunded for purposes of the Code and is not intended to qualify under Code Section 401(a).

1.5    Definitions

As used in the Plan, the following terms shall have the following meanings:

(a)    “Accounts” means bookkeeping accounts maintained on behalf of each Participant and includes a Participant’s Deferred Fee Account, Transfer Account and such other accounts as may be established by the Company or an Affiliate in accordance with the directions of the Committee.

(b)    “Administrator” means the Committee or such other person or persons appointed in accordance with Section 7.1.

(c)    “Affiliate” means a member of the affiliated group of corporations as defined in Code Section 414(b) and (c) except that in applying Code Section 1563 “50 percent” shall be substituted for “80 percent” that includes the Company. An Affiliate may elect to participate in this Plan in accordance with Section 9.5 and such election may be approved by the Company.

(d)    “Appeals Committee” means the committee appointed to review claims denied by the Administrator and to have such other discretionary powers and duties as provided by Section 8.3.

(e)    “Beneficiary” means one or more persons, trust, estates or other entities, designated in accordance with Article 5, that are entitled to receive benefits under this Plan upon the death of a Participant. A Beneficiary is a general unsecured creditor of the Company or of the Affiliate which maintains the Accounts and provides any benefits under this Plan.

(f)    “Board” means the board of directors of the Company.

(g)    “Bonus Credit” means an amount credited to a Participant’s Account as provided in Section 3.5(b)(1).

(h)    “Change in Control” means any of the following:

(1)    The acquisition by any Person (as such term is used in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more (twenty five percent (25%) if such Person proposes any individual for election to the Board or any member of the Board is a representative of such Person) of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege); (ii) any acquisition by the Company; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the

Company or any corporation controlled by the Company; or (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation (collectively “Reorganization”) if, following such Reorganization the conditions described in clauses (i), (ii), and (iii) of paragraph (3) of this Subsection (h) are satisfied; or

(2)    Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (within the meaning of solicitations subject to as such terms are used in Rule 14a 12(c) of Regulation 14A promulgated under the Exchange Act or any such successor rule) or other actual or threatened solicitation of proxies or consent by or on behalf of a Person other than the Board; or

(3)    Consummation of a Reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company, in each case, unless, following such Reorganization (i) more than seventy-five percent (75%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such Reorganization, merger or consolidation or acquiring such assets and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Reorganization, merger, consolidation or sale or other disposition of assets in substantially the same proportions as their ownership, immediately prior to such Reorganization of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any holding company formed by the Company to become the parent of the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Reorganization and any Person beneficially owning, immediately prior to such Reorganization directly or indirectly, twenty-five percent (25%) or more of, respectively, the Outstanding Company Common Stock, or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Reorganization or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Reorganization were members of the Incumbent Board at the time of the execution of the initial agreement providing for such Reorganization; or

(4)    Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company. A Change in Control may occur only with respect to the Company. A change in ownership of common stock of an Affiliate or subsidiary, change in membership of a board of directors of an Affiliate or subsidiary, the sale of assets of an Affiliate or subsidiary, or any other event described in this Subsection (h) that occurs only with respect to an Affiliate or subsidiary does not constitute a Change in Control.

(i)    “Code” means the Internal Revenue Code of 1986, as amended and any regulations or other guidance promulgated thereunder.

(j)    “Committee” means the Compensation Committee of the Board.

(k)    “Company” means FirstEnergy Corp., an Ohio corporation.

(l)    “Corporate Secretary” means the Corporate Secretary of FirstEnergy Corp.

(m)    “Default” means a failure by the Company or Affiliate to contribute to the Trust, within thirty (30) days of receipt of written notice from its trustee, any of the following amounts:

(1)    The full amount of any insufficiency in assets of the Trust or any subtrust of the Trust that is required to pay any Plan benefit payable by the trustee pursuant to directions by the Administrator or disputed by the Administrator after a Special Circumstance and determined by the trustee to be payable; or

(2)    Any contribution which is then required to be made by the Company or Affiliate to the Trust or any subtrust of the Trust.

If, after the occurrence of a Default, the Company or Affiliate at any time cures such Default by contributing to the Trust all amounts which are then required under paragraphs (1) and (2) above, it shall then cease to be deemed that a Default has occurred or that a Special Circumstance has occurred by reason of such Default.

(n)    “Deferred Fee Account” means a bookkeeping account established by the Company or an Affiliate which maintains record of deferred Director’s Fees including expenses and earnings, gains and losses. All amounts credited to a Director’s Deferred Fee Account shall constitute a general, unsecured liability of the Company or of the Affiliate for which the Director serves when Director’s Fees are deferred.

(o)    “Deferred Stock Fund” means an Investment Fund which is deemed to be invested in FirstEnergy Corp. common stock.

(p)    “Director” means a member of the Board, a member of the board of directors of any Affiliate and any individual designated as a Director by the Committee incident to a merger of or acquisition by the Company of an Affiliate. A Director may not be an employee of the Company or any Affiliate.

(q)    “Director’s Fees” means the equity retainer fees, cash retainer fees, meeting fees, chairperson fees, and any additional annual cash retainer for a non-employee Chairman of the Board, payable for services as a Director whether payable in cash or in equity instruments.

(r)    “Disability” means a period of disability during which the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. A Participant shall not be considered to be Disabled unless he or she furnishes proof of the existence of Disability in the form and manner as required by the Administrator.

(s)    “Financial Hardship” means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, or of a Participant’s dependent (as defined in Code Section 152 without regard to sections 152(b)(1), (b)(2) and (d)(1)(B)), loss of the Participant’s property due to casualty, or other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Financial Hardship shall be determined by the Administrator on the basis of information supplied by the Participant to the Administrator.

(t)    “Investment Fund” means an investment fund in which Accounts may be deemed to be invested. An Investment Fund may be any open-ended fund, closed-end fund, a fund which is deemed to be invested in a particular stock or other investment, or a fund which credits a fixed or variable interest rate determined by the Committee.

(u)    “Participant” means a Director or former Director who is owed a benefit under this Plan. A Participant is a general unsecured creditor of the Company or of the Affiliate which maintains the Accounts and provides any benefits under this Plan.

(v)    “Plan” means the FirstEnergy Corp. Deferred Compensation Plan for Outside Directors.

(w)    “Plan Year” means the period beginning on each January 1 and ending on the following December 31.

(x)    “Potential Change in Control” means any of the following:

(1)    Any Person (as defined in Section 13(d)(3) of the Exchange Act) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, delivers to the Company a statement containing the information required by Schedule 13 D under the Exchange Act, or any amendment to any such statement (or the Company becomes aware that any such statement or amendment has been filed with the Securities and Exchange Commission pursuant to applicable Rules under the Exchange Act), that shows that such Person has acquired, directly or indirectly, the beneficial ownership of (i) more than twenty percent (20%) of any class of equity security of the Company entitled to vote as single class in the election or removal from office of directors, or (ii) more than twenty percent (20%) of the voting power of any group of classes of equity securities of the Company entitled to vote as a single class in the election or removal from office of directors;

(2)    The Company becomes aware that preliminary or definitive copies of a proxy statement and information statement or other information have been filed with the Securities and Exchange Commission pursuant to Rule 14a-6, Rule 14c-5, or Rule 14f-1 under the Exchange Act relating to a Potential Change in Control of the Company;

(3)    Any Person delivers to the Company pursuant to Rule 14d-3 under the Exchange Act a Tender Offer Statement relating to Voting Securities of the Company (or the Company becomes aware that any such statement has been filed with the Securities and Exchange Commission pursuant to applicable Rules under the Exchange Act);

(4)    Any Person (other than the Company) publicly announces an intention to take actions which if consummated would constitute a Change in Control;

(5)    The Company enters into an agreement or arrangement, the consummation of which would result in the occurrence of a Change in Control;

(6)    The Board approves a proposal, which if consummated would constitute a Change in Control; or

(7)    The Board adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control has occurred.

Notwithstanding the foregoing, a Potential Change in Control shall not be deemed to occur as a result of any event described in paragraphs (1) through (6) above, if a number of directors (who were serving on the Board immediately prior to such event and who continue to serve on the Board) equal to a majority of the members of the Board as constituted prior to such event determines that the event shall not constitute a Potential Change in Control.

If a Potential Change in Control ceases to exist for any reason except for the occurrence of a Change in Control, it shall then cease to be deemed that a Potential Change in Control has occurred as a result of any event described in paragraphs (1) through (7) above, or that a Special Circumstance has occurred by reason of such Potential Change in Control.

A Potential Change in Control may occur only with respect to the Company. A change in ownership of common stock of an Affiliate or subsidiary, change in membership of a board of directors of an Affiliate or subsidiary, the sale of assets of an Affiliate or subsidiary, or any other event described in this Subsection (x) that occurs only with respect to an Affiliate or subsidiary does not constitute a Change in Control.

(y)    “Retirement” means (i) with respect to amounts that were vested and accrued as of December 31, 2004 including earnings, gains and losses credited thereon after that date, a Separation from Service on or after the attainment of age sixty-nine (69), and (ii) with respect to amounts that accrue and vest after December 31, 2004 including earnings, gains and losses credited thereon after that date, a Separation from Service on or after the attainment of age fifty-five (55).

(z)    “Separation” means (i) with respect to amounts that were accrued and vested as of December 31, 2004 including earnings, gains and losses credited thereon after that date, a Separation from Service prior to age sixty-nine (69); and (ii) with respect to amounts that accrue and vest after December 31, 2004 including earnings, gains and losses credited thereon after that date, a Separation from Service prior to age fifty-five (55).

(aa)    “Separation from Service” means the expiration of all contracts under which the Director performs services for the Company and any Affiliate where expiration constitutes a good faith and complete termination of the contractual relationship.

(bb)    “Special Circumstance” means a Change in Control, a Potential Change in Control, or a Default.

(cc)    “Transfer Account” means a bookkeeping account established by the Company or an Affiliate which maintains record of deferred Directors’ Fees transferred from another plan including expenses and earnings. All amounts credited to a Directors’ Transfer Account shall constitute a general, unsecured liability of the Company or of the Affiliate for which the Director serves.

(dd)    “Trust” means the FirstEnergy Corp. Trust for Outside Directors.

(ee)    “Year of Service” means a period of time commencing on a date during a calendar year and ending on the day immediately preceding such date in the subsequent calendar year throughout which an individual serves as a Director. A Year of Service shall commence for specified purposes such as vesting of the Bonus Credit under Section 3.5(b)(2) on the date as set forth in the Plan.

ARTICLE 2—DEFERRALS

2.1    Written Election to Defer Fees

A Director may elect, by notice to the Company, either in writing or through electronic means approved by the Committee, given on or before December 31, to defer receipt of all or any specified part of his or her Director’s Fees earned for services performed during the calendar year next following his or her election to defer.

2.2    Election Upon Becoming a Director

Any person who becomes a Director and who was not a Director on the preceding December 31 may elect, by notice to the Company, either in writing or through electronic means approved by the Committee, given within thirty (30) days after becoming a Director, to defer receipt of all or any specified part of his or her Director’s Fees earned for services performed subsequent to such election and for the balance of that calendar year.

2.3    Election Irrevocable

An election to defer Director’s Fees shall be irrevocable as of December 31 preceding the Plan Year for which an election is made or, in the event of an election made upon becoming a Director pursuant to Section 2.2, as of the thirtieth (30th) day after becoming a Director.

2.4    Transfers from Other Plans

If permitted by the Committee and the provisions of this Plan, a Director may transfer his or her benefits from another nonqualified plan to this Plan as provided in this Section. Notwithstanding the foregoing, transfers may only be made under this Section if such transfer complies with Code Section 409A, to the extent applicable, or does not constitute a “material modification” under Code Section 409A of amounts accrued and vested under the Plan as of December 31, 2004.

(a)    An individual who was a member of a board of directors of a corporation which is merged into the Company, who was not an employee of such corporation, who is not an employee of the Company or any Affiliate, and who is either selected to serve as a member of the Board or designated as a Director with respect to the Company for purposes of this Plan by the Committee may elect to transfer his or her benefit under a nonqualified plan sponsored by the corporation merged into the Company. Any account balance transferred shall be credited to a Transfer Account established and maintained under this Plan and shall be a liability of the Company. Any other benefit transferred shall be identified in Attachment 2.4.

(b)    An individual who was a member of a board of directors of a corporation which is merged into an Affiliate or which is acquired and becomes an Affiliate, who was not an employee of such corporation, who is not an employee of the Company or any Affiliate and who is either a member of the board of directors of an Affiliate after such merger or acquisition or designated as a Director with respect to an Affiliate for purposes of this Plan by the Committee may elect to transfer his or her benefit under a nonqualified plan sponsored by the corporation merged into an Affiliate or acquired by the Company. Any account balance transferred shall be credited to a Transfer Account established and maintained under this Plan and shall be a liability of the Affiliate into which the corporation is merged or which the corporation becomes. Any other benefit transferred shall be identified in Attachment 2.4.

(c)    Any balance transferred shall become payable under the terms and conditions of this Plan; provided however, that the Director’s beneficiary elections made under the plan from which the benefit is transferred shall continue to be effective under this Plan unless such designation is amended or changed under the terms of this Plan.

(d)    Provisions regarding such transfers and terms of participation in this Plan by the Director for whom a benefit is transferred shall be established by the Committee and shall be set forth in Attachment 2.4 of this Plan.

ARTICLE 3—ACCOUNTS AND INVESTMENT FUNDS

3.1    Deferred Fee Account

Any Director’s Fees earned and deferred while serving as a member of the Board shall be credited by the Company to the Participant’s Deferred Fee Account established and maintained by the Company as of the date the Director’s Fees would otherwise be payable. Any Director’s

Fees earned while serving as a member of the board of directors of an Affiliate shall be credited by the Affiliate to the Participant’s Deferred Fee Account established and maintained by such Affiliate as of the date the Director’s Fees would otherwise be payable.

3.2    Transfer Account

Any account balances transferred to this Plan pursuant to Section 2.4 shall be credited to the Participant’s Transfer Account established and maintained by the Company or the applicable Affiliate.

3.3    Other Accounts and Subaccounts
The Committee (or if directed by the Committee, the Company or an Affiliate) may establish such other Accounts and subaccounts as it may deem necessary for the administration of the Plan including subaccounts where the Participant has specified different methods of payment, or where necessary to maintain the vested portion of a Participant’s Account. Such Accounts and subaccounts shall be credited in accordance with procedures adopted by the Committee.

3.4    Investment Funds

(a)     In general. A Participant’s Accounts shall be adjusted for gains and losses as if the Accounts held assets and such assets were invested in one or more Investment Funds selected by the Committee. The Investment Funds in which a Participant is deemed to be invested shall be determined in accordance with Section 3.5. The Committee shall have sole discretion in the selection, number and types of Investment Funds for this Plan and may change or eliminate Investment Funds from time to time in its sole discretion except that no change may be made that would constitute a material modification to the Plan under Code Section 409A.

(b)     Deferred Stock Fund

(1)    Stock Units and Earnings. Amounts deferred into the Deferred Fee Account and deemed invested in the Deferred Stock Fund shall be converted into units of Company common stock. The number of stock units credited to the Deferred Fee Account deemed invested in the Deferred Stock Fund shall be determined by the market price of Company stock as soon as practicable after the amounts, but for the deferral, would have been paid to the Participant, or, if applicable, as soon as practicable thereafter during a trading window in which Company insiders may purchase Company stock in open market transactions.

(2)    Dividend Equivalents. Additional stock units shall be credited to the Deferred Fee Account for amounts deemed invested in the Deferred Stock Fund at the time dividend payments are made to Company shareholders. The number of additional units credited shall be based on the number of units in the Deferred Stock Fund, the dividend rate and the market price of Company stock at the close of that business day.

3.5    Credits to Investment Funds

The Committee shall credit Director’s Fees deferred under this Plan and transferred from another plan to Investment Funds in accordance with this Section unless other rules for transferred amounts are set forth in Attachment 2.4.

(a)    Rules and Limitations Regarding Deferrals and Transfers:

(1)    Equity Retainer Fees and Transfers Distributable only in Stock. Equity retainer fees that are deferred under this Plan and any account balance transferred directly to this Plan from another plan in accordance with Section 2.4 where such account balance may only be distributed in stock from the other plan upon an event permitting distribution and such stock has been or is to be exchanged for Company common stock under a plan of merger with the Company shall be credited to the Deferred Stock Fund.

(2)    All Other Deferred Director’s Fees and Transfers. Unless and until another procedure is established by the Committee for designation of Investment Funds, a Participant may direct that all deferred Director’s Fees and transfers except those Director’s Fees and transfers identified in Section 3.5(a)(1) shall be deemed to be invested in any one or more of the Investment Funds selected by the Committee. In the event a Participant does not direct the Investment Funds in which his or her Accounts are deemed to be invested, the deferrals and transfers shall be deemed to be invested in an Investment Fund that reflects the investment performance of a money market fund selected by the Committee.

(b)    Rules and Limitations Regarding Bonus Credit:

(1)    Bonus Credit. With respect to deferrals of Director’s Fees earned for services performed during the calendar years ending prior to January 1, 2011 and that otherwise would have been payable no later than December 31, 2010, at the time such Director’s Fees are initially deferred under this Plan and credited for investment into the Deferred Stock Fund, such Director’s Fees except equity retainer fees shall be increased by a Bonus Credit equal to twenty percent (20%) of such Director’s Fees credited to the Deferred Stock Fund. Any account balance transferred to this Plan from another plan in accordance with Section 2.4 that may be credited to the Deferred Stock Fund shall not be increased by the Bonus Credit.

(2)    Vesting of Bonus Credit. A Participant shall be fully vested in his or her Bonus Credit and all associated earnings, gains and losses if he or she has three (3) Years of Service from the date the Bonus Credit is credited to the Participant’s Account. In addition, a Participant shall be fully vested in his or her Bonus Credit and all associated earnings, gains and losses upon the Participant’s death, Retirement or Separation from Service due to Disability. Furthermore, a Participant shall be fully vested in the Bonus Credit and all associated earnings, gains and losses upon a Special Circumstance or where such Participant has a Separation due to ineligibility to stand for reelection due to circumstances unrelated to the Participant’s performance as a Director.

(3)    Forfeiture of Bonus Credit. If a Participant incurs a Separation for any reason other than the events set forth in paragraph (2) above, takes an accelerated distribution under Section 4.2 or withdraws a portion of his Deferred Stock Fund under Section 4.3, any unvested Bonus Credit attributable to Director’s Fees to be distributed shall be forfeited.

(c)    Rules and Limitations Regarding Transfers Among Investment Funds:

(1)    Deferred Stock Fund. No amount credited to the Deferred Stock Fund may be transferred and credited to any other Investment Fund, and no amount credited to an Investment Fund other than the Deferred Stock Fund may be transferred and credited to the Deferred Stock Fund.

(2)    All Other Investment Funds. Any amount credited to an Investment Fund other than the Deferred Stock Fund may be transferred and credited to any other Investment Fund except the Deferred Stock Fund at the direction of the Participant. Any such direction from a Participant will become effective as of the date it is received by the Committee.

(d)    Investment Fund Performance. The earnings, gains and losses of each Investment Fund shall be determined by the Committee, in its reasonable discretion, based on the performance of the Investment Funds themselves. The balance of a Participant’s Accounts shall be credited or debited on a daily basis based on the performance of each Investment Fund in which a Participants’ Accounts are deemed to be invested, such performance and the crediting of such performance being determined by the Committee in its sole discretion.

(e)    Committee Procedures. The Committee may establish such rules and procedures as it determines to be appropriate for the crediting of deferrals and transfers to Investment Funds, for transfers among Investment Funds and for crediting earnings, gains and losses of an Investment Fund.

3.6    Reporting

The Company shall provide a statement to each Director who has any amount credited to his or her Accounts at least annually.

ARTICLE 4—PAYMENT TO DIRECTOR

4.1    Distribution Election—Separation from Service

A Participant’s Accounts shall be distributed upon a Separation from Service in accordance with the Plan and Participants’ elections on file with the Committee. A Participant’s Accounts allocated to Investment Funds other than the Deferred Stock Fund shall be paid to the Participant in cash, and the Participant’s Deferred Stock Fund shall be paid in the form of Company common stock.

(a)    Time of Election. At the time a Participant makes his or her deferral election pursuant to either Section 2.1 or 2.2 herein, such Participant shall also make an election as to the time of distribution and form of payment of benefits by the Plan with respect to that year’s deferrals.

Notwithstanding the above, distribution elections made with respect to deferrals made between January 1, 2005 and December 31, 2007 may be changed no later than December 31, 2007 in accordance with IRS Notice 2006-79 and Code Section 409A.

(b)     Form of Payment. A Participant may elect to receive benefits under this Plan in a lump sum or in substantially equal annual installments over a period not to exceed ten (10) years. The amount of each annual installment shall be redetermined January 1 of each year (or, for Withdrawals under Section 4.3, the anniversary date of the initial distribution thereunder) based upon the remaining Account balance and the remaining number of annual payments. In the absence of an election, such Participant’s Accounts shall be distributed in a lump sum payment in the calendar year next following the Participant’s Separation, Retirement, death or Separation from Service due to Disability but not later than January 31 of such calendar year.

(c)    Time of Payment. A Participant may elect to receive benefits under this Plan in or commencing in:

(1)    the taxable year of the Participant next following the year in which the Participant has a Separation from Service; or

(2)    the taxable year of the Participant specified by the Participant, but not later than the taxable year next following the year the Participant attains age seventy-two (72).

Payments under subsection (c)(1) and (2) shall be made no later than January 31 of the taxable year elected by the Participant. Notwithstanding the Participant’s election, the date of distribution (or commencement of distribution) will never be later than the later of the January of the calendar year following the Participant’s Separation from Service or the January after the calendar year in which the Participant attains age seventy-two (72) provided the Participant is no longer a Director.

(d)    Amendment of Grandfathered Distribution Election. Solely with respect to Accounts that are accrued and vested as of December 31, 2004 and deemed earnings, gains and losses credited thereon after that date, a Participant may change the form and/or time of payment of his or her Account by filing a new superseding election with the Company at any time prior to the 120 day period ending on the day prior to the day on which the Participant is entitled to distribution under this Plan. If a Participant requests any change in the date of the distribution of his Deferred Stock Fund, the request must be approved by the Committee.

(e)    Amendment of Other Distribution Elections. Solely with respect to Account balances that accrue and/or vest after December 31, 2004 including deemed earnings, gains and losses credited thereon after that date, a Participant may change his or her elections regarding the time and/or form of benefit payment provided:

(1)    Such election is submitted to the Committee in writing at least twelve (12) months prior to the date any amount is to be distributed from the Plan;

(2)    Such election shall not take effect until twelve (12) months after it is submitted to the Committee in writing; and

(3)    The payment of any benefits under this Plan shall not commence until at least five (5) years from the date such payment would otherwise have been made.

Notwithstanding the Participant’s election, the date of distribution (or commencement of distribution) will never be later than the later of the January of the calendar year following the Participant’s Separation from Service or the January after the calendar year in which the Participant attains age seventy-two (72) provided the Participant is no longer a Director.

(f)    Distribution Election of Transfer Amounts. Any elections made with respect to benefits transferred from another nonqualified plan shall be paid and distributed in accordance with the elections made by the Participant under such plan and such election shall continue to be in effect under this Plan unless the Participant submits new elections to the Committee under the provisions and procedures of this Plan. If such Transfer Amount is subject to the provisions of Code Section 409A, the elections in effect on the date of transfer shall be irrevocable.

(g)    Unvested Bonus Credit. As of January 1, 2005, the unvested portion of the Bonus Credit shall be segregated from vested Bonus Credit amounts and distribution of such vested Bonus Credit shall be made according to the distribution election in effect with respect to the Participant’s Deferred Stock Fund that was accrued and vested on December 31, 2004. This election may be changed in accordance with subsection (e) above.

4.2    Accelerated Distribution

Solely with respect to Account balances that were accrued and vested as of December 31, 2004 and deemed earnings, gains and losses credited thereon after that date, a Participant may at any time request an accelerated distribution of his or her Accounts, subject to a ten percent (10%) penalty and, if applicable, forfeiture of the Bonus Credit and associated deemed earnings described above if the Bonus Credit is not fully vested as provided by Section 3.5(b)(2). The ten percent (10%) penalty is imposed after any forfeiture of the Bonus Credit and associated deemed earnings. Such a request must be made in writing, in a form and manner specified by the Administrator. If the request is approved by the Administrator, the Company will distribute to the Participant the entire balance of his or her Accounts minus any forfeitures and minus the ten percent (10%) penalty as a lump sum within ninety (90) days after the end of the month in which the Administrator receives the request. Such distribution shall completely discharge the Company and the applicable Affiliate from all liability with respect to the Participant’s Accounts. When a Participant elects to receive a distribution pursuant to this Section, such Participant shall not be permitted to elect to defer in the Plan Year following the year in which the Participant receives such distribution.

4.3    Withdrawal

(a)    Solely with respect to Account balances that were accrued and vested as of December 31, 2004 and deemed earnings, gains and losses credited thereon after that date, a Participant who has deferred Director’s Fees under this Plan for five (5) full years may request to withdraw a portion of the amounts credited to his or her Accounts subject to forfeiture of the Bonus Credit and associated deemed earnings and losses as provided by Section 3.5(b)(3). The requisite full years of deferral to request a withdrawal need not be consecutive but may be intermittent. Amounts credited to the Deferred Stock Fund will be distributed only after amounts credited to all other Investment Funds are distributed. Such request must be made in writing in a form and manner specified by the Administrator and must specify the amount to be withdrawn and the future date or dates to be paid. The date(s) must be no earlier than the first of a month in the second calendar year following the calendar year in which the request was made. The request will be irrevocable after December 31 of the calendar year in which it is made unless, prior to payment, the Participant separates from the Board or the board of directors of an Affiliate, or a Special Circumstance occurs. In these instances, the request will become null and void and the Account Balance will be paid as elected by the Participant pursuant to Section 4.2 or as provided in Section 4.5. If the request is approved by the Administrator, the Company will distribute to the Director the balance of his or her Accounts except the portion credited to the Deferred Stock Fund as a lump sum within ninety (90) days after the end of the month in which the Administrator receives the request and will distribute to the Director the balance of his or Accounts credited to the Deferred Stock Fund minus any forfeitures in Company common stock in an administratively reasonable period of time.

(b)    Solely with respect to Account balances that accrue and/or vest after December 31, 2004 including deemed earnings, gains and losses credited thereon after that date, a Participant may, at the time such Participant makes a deferral election pursuant to Sections 2.1 or 2.2, elect to withdraw all or a portion of such calendar year’s deferred Director’s Fees plus deemed earnings, gains and losses and vested Bonus Credit on a specified date provided such date is no earlier than the second January 1 following the Plan Year to which the deferral election applies. A Participant may elect to withdraw amounts allocated to Investment Funds other than the Deferred Stock Fund, amounts allocated to the Deferred Stock Fund, or all Investment Funds. The Account balance for a Plan Year that is allocated to the Investment Funds other than the Deferred Stock Fund shall be distributed prior to a distribution from the Deferred Stock Fund. Distributions pursuant to this Subsection (b) shall be made in a single lump sum within ninety (90) days after the date selected by the Participant. In the event a Participant receives a distribution from the Deferred Stock Fund and the associated Bonus Credit is not yet vested, such Bonus Credit shall be forfeited as of the date the Deferred Stock Fund is distributed to the Participant. Notwithstanding the foregoing, if the Participant has a Separation from Service prior to the early withdrawal date elected in this Section 4.3(b), the Participant’s amounts will be paid on the earlier to occur of the distribution under Section 4.1 or this Section 4.3(b).

4.4    Financial Hardship Distributions

Notwithstanding any other provision of the Plan and solely with respect to Account balances that accrue and/or vest after December 31, 2004 including deemed earnings, gains and losses credited thereon after that date, payment from the Participant’s Account may be made to the Participant, in the sole discretion of the Administrator, by reason of Financial Hardship. Such payment shall not exceed the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets, to the extent such liquidation would not itself cause severe financial hardship. If such a distribution is made, the Participant’s deferral elections for the Plan Year in which the distribution is made shall be void and such Participant shall not be eligible to defer Director’s Fees until the next Plan Year.

Payment shall be made in a single lump sum within thirty (30) days after the date the Financial Hardship is approved by the Administrator. Distributions shall be made first from the Investment Funds other than the Deferred Stock Fund and then from the Deferred Stock Fund, excluding the Bonus Credit.

4.5    Special Circumstance

Solely with respect to deferrals that were accrued and vested as of December 31, 2004 and deemed earnings, gains and losses credited thereon after that date, in the instance of a Special Circumstance, all balances in Investment Funds other than the Deferred Stock Fund shall be paid out immediately in cash as a lump sum and the balance of the Deferred Stock Fund shall be distributed in Company common stock in an administratively reasonable period of time. A Participant may elect to receive distribution from this Plan in a distribution payment otherwise permitted by this Plan if such election is made more than 120 days prior to the Special Circumstance.

Solely with respect to Account balances that accrue and/or vest after December 31, 2004 and deemed earnings, gains and losses credited thereon after that date, in the event of a Change in Control that would also qualify as a change in control event under Code Section 409A(a)(2)(A)(v), all balances in Investment Funds shall be paid out pursuant to the Participants’ annual elections for form of distribution upon a Separation from Service (e.g., lump sum, annual installments) no later than ninety (90) days after such Change in Control, with all balances in Investment Funds other than the Deferred Stock Fund to be paid in cash and the balance of the Deferred Stock Fund to be distributed in Company common stock.

4.6    Small Accounts

Notwithstanding anything herein to the contrary, if, on the date of the Participant’s Separation, Retirement, death or Separation from Service due to Disability, such Participant’s Account balance with respect to amounts that accrue and/or vest after December 31, 2004 including deemed earnings, gains and losses credited thereon after that date (plus any amounts that are aggregated with this Plan under Code Section 409A) are worth less than the then-current Code Section 402(g)(1)(B) limit, such Accounts shall be paid in a lump sum in the next following calendar year, but not later than January 31 of such calendar year, regardless of any elections the Participant may have made.

ARTICLE 5—BENEFICIARY

5.1    Beneficiary Designation

Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) to receive any benefits payable under the Plan upon his or her death. A Participant shall designate his or her Beneficiary by completing and signing a Beneficiary designation form and returning it to the Committee.

5.2     Distribution Election

The Participant shall designate, in his or her initial deferral election under Section 2.2 or 2.3, the time and the manner of payment to the Beneficiary, which may be either (a) in a lump sum as soon as practicable after the date of death, but not later than ninety (90) days after Participant’s date of death; (b) in a lump sum in the calendar year following the date of the Participant’s death but not later than January 31 of such calendar year; or (c) in one or more substantially equal annual installments, commencing on the January 1 following the Participant’s date of death, the last of which may occur no later than January 1 of the fifth year following the year in which the death occurred. In the absence of an election, benefits shall be paid to the Beneficiary pursuant to (a) above. The amount of each annual installment shall be redetermined January 1 of each year based upon the remaining Account balance and the remaining number of annual payments. Such election may be changed by a Participant at any time and will become effective twelve (12) months after the date it is received by the Committee.

Amounts credited to the Deferred Stock Fund shall be distributed in Company common stock. In the event the Participant designates distribution in the form of two or more annual payments, a pro rata portion shall be distributed from each Investment Fund in which the Participant’s Accounts are credited.

5.3    Change of Beneficiary

A Participant shall have the right to file a new Beneficiary designation form. Upon acceptance of a new Beneficiary designation form, all Beneficiary designations previously filed shall be cancelled as of the date of the new Beneficiary designation form.

5.4    Payment of Benefit upon Death

Upon the death of a Participant prior to the distribution of the entire balance credited to the Participant’s Accounts, benefits shall be paid to the Beneficiary or Beneficiaries designated by the Participant in writing filed with the Administrator. In the event that a Participant fails to designate a Beneficiary or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s benefits under this Plan shall be distributed to his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid shall be paid to the executor or personal representative of the Participant’s estate.

ARTICLE 6—ASSIGNMENT

Except to the extent that a Participant may designate a Beneficiary to receive any payment to be made following his or her death and except by will or the laws of descent and distribution, no rights or benefits under this Plan shall be assignable or transferable, or subject to encumbrance or charge of any nature.

ARTICLE 7—ADMINISTRATION

7.1    Administrator

Unless another Administrator is selected by the Board or until a Change in Control, this Plan shall be administered by the Committee. Except as otherwise provided by action of the Board or the terms of the Plan: (a) a majority of the members of the Committee shall constitute a quorum for the transaction of business, and (b) all resolutions or other actions taken by the Committee at a meeting shall be by the vote of the majority of the Committee members present, or, without a meeting, by an instrument in writing signed by all members of the Committee. A Committee member may not vote on any matter which directly affects only his or her benefit under the Plan.

Upon and after the occurrence of a Change in Control, however, the “Administrator” shall be at least three (3) independent third parties selected by the individual who, immediately prior to such event, was the Company’s Chief Executive Officer or, if not so identified, the Company’s highest ranking officer (the “Ex-CEO”); provided, however, the Committee, as constituted immediately prior to a Change in Control, shall continue to act as the Administrator for this Plan until the date on which the independent third parties selected by the Ex-CEO accept the responsibilities as the Administrator of this Plan. Upon and after a Change in Control, the Administrator shall have all discretionary authorities and powers granted to the Administrator under this Plan including the discretionary authority to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan except benefit entitlement determinations upon appeal. Upon and after the occurrence of a Change in Control, the Company must: (1) pay all reasonable administrative expenses and fees of the Administrator; (2) indemnify the Administrator against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents; and (3) supply full and timely information to the Administrator on all matters relating to the Plan, the Participants and their Beneficiaries, the Account balances of the Participants, the date and circumstances of the Retirement, Disability, death or Separation from Service of the Participants, and such other pertinent information as the Administrator may reasonably require. Upon and after a Change in Control, a person serving as a member of the committee acting as Administrator may only be removed (and a replacement may only be appointed) by the Ex-CEO.

7.2    Powers of Administrator

The Administrator shall have the full discretion and authority to administer the Plan including the discretion and authority to construe, interpret, and apply this Plan, and to render nondiscriminatory rulings or determinations. All questions regarding the Plan, as well as any dispute over accounting or administrative procedures or interpretation of the Plan, shall be resolved at the sole discretion of the Administrator. Constructions, interpretations, and decisions of the Administrator shall be conclusive and binding on all persons. The Administrator shall also have the discretion and authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan. Any individual serving on a committee acting as

Administrator who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by a Participant or the Company.

7.3    Delegation

The Committee may delegate all or any duties, discretions and responsibilities under this Plan to the Corporate Secretary.

ARTICLE 8—CLAIMS

8.1    Claim

Any person claiming a benefit (“Claimant”) under the Plan shall present the request in writing to the Administrator.

8.2    Initial Claim Review

In the case of a claims regarding Disability, the Administrator will make a benefit determination within forty-five (45) days of its receipt of an application for benefits. This period may be extended up to an additional thirty (30) days, if the Administrator provides the Claimant with a written notice of the extension within the initial forty-five (45)-day period. The extension notice will explain the reason for the extension and the date by which the Administrator expects a decision will be made. The Administrator may obtain a second thirty (30)-day extension by providing you written notice of such second extension within the thirty (30)-day extension. The second extension notice must include an explanation of the special circumstances necessitating the second extension and the date by which the Administrator’s decision will be made. If the extension is necessary because additional information is needed to decide the claim, the extension notice will describe the required information. The Claimant will have forty-five (45) days after receiving the extension notice to provide the required information.

In the case of all other claims, the Administrator will make a benefit determination within ninety (90) days of its receipt of an application for benefits. This period may be extended up to an additional ninety (90) days, if the Administrator provides the Claimant with a written notice of the extension within the initial ninety (90)-day period. The extension notice will explain the reason for the extension and the date by which the Administrator expects a decision will be made.

The Administrator will notify the Claimant in writing, delivered in person or mailed by first-class mail to the Claimant’s last known address, if any part of a claim for benefits under the Plan has been denied. The notice of a denial of any claim will include:

(a)    the specific reason for the denial;

(b)    reference to specific provisions of the Plan upon which the denial is based;

(c)    a description of any internal rule, guidelines, protocol or similar criterion relied on in making the denial (or a statement that such internal criterion will be provided free of charge upon request);

(d)    a description of any additional material or information deemed necessary by the Administrator for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(e)    an explanation of the claims review procedure under the Plan.

If the notice described above is not furnished and if the claim has not been granted within the time specified above for payment of the claim, the claim will be deemed denied and will be subject to review as set forth in Section 8.3.

8.3    Review of Claim

If a claim for benefits is denied, in whole or in part, the Claimant may request to have the claim reviewed. The Claimant will have one hundred eighty (180) days in which to request a review of a claim regarding Disability, and will have sixty (60) days in which to request a review of all other claims. The request must be in writing and delivered to the Appeals Committee. If no such review is requested, the initial decision of the Appeals Committee will be considered final and binding.

The request for review must specify the reason the Claimant believes the denial should be reversed. He or she may submit additional written comments, documents, records, and other information relating to and in support of the claim; all information submitted will be reviewed whether or not it was available for the initial review. The Claimant may request reasonable access to and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. A member of the Appeals Committee may not participate in the review of his or her own claim. In addition, if the Claimant requests a review, a member of the Committee who is a subordinate of the original decision maker shall not participate in the review of the claim. The review will not defer to the initial adverse determination. If the denial was based in whole or in part on a medical judgment, the Appeals Committee will consult with an appropriate health care professional who was not consulted in the initial determination of his or her claim and who is not the subordinate of someone consulted in the initial determination. Names of the health care professionals will be available on request.

Upon receipt of a request for review, the Appeals Committee may schedule a hearing within thirty (30) days of its receipt of such request, subject to availability of the Claimant and the availability of the Appeals Committee, at a time and place convenient for all parties at which time the Claimant may appear before the person or committee designated by the Appeals Committee to hear appeals for a full and fair review of the Administrator’s initial decision. The Claimant may indicate in writing at the time the Appeals Committee attempts to schedule the hearing, that he or she wishes to waive the right to a hearing. If the Claimant does not waive his or her right to a hearing, he or she must notify the Appeals Committee in writing, at least fifteen (15) days in advance of the date established for such hearing, of his or her intention to appear at the appointed time and place. The Claimant must also specify any persons who will accompany him or her to the hearing, or such other persons will not be admitted to the hearing. If written notice is not timely provided, the hearing will be automatically canceled. The Claimant or the Claimant’s duly authorized representative may review all pertinent documents relating to the claim in preparation for the hearing and may submit issues, documents, affidavits, arguments, and comments in writing prior to or during the hearing.

The Appeals Committee will notify the Claimant of its decision following the reviews. In the case of a claim regarding Disability, the Appeals Committee will render its final decision within forty-five (45) days of receipt of an appeal or such shorter period as may be required by law. If the Appeals Committee determines that an extension of the time for processing the claim is needed, it will notify the Claimant of the reasons for the extension and the date by which the Appeals Committee expects a decision will by made. The extended date may not exceed ninety (90) days after the date of the filing of the appeal.

In the case of all other claims, the Appeals Committee will render its final decision within sixty (60) days of receipt of an appeal. If the Appeals Committee determines that an extension of the time for processing the claim is needed, it will notify the Claimant of the reasons for the extension and the date by which the Appeals Committee expects a decision will be made. The extended date may not exceed one hundred twenty (120) days after the date of the filing of the appeal

If after the review the claim continues to be denied, the Claimant will be provided a notice of the denial of the appeal which will contain the following information:

(a)    The specific reasons for the denial of the appeal;

(b)    A reference to the specific provisions of the Plan on which the denial was based;

(c)    A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits;

(d)    A statement disclosing any internal rule, guidelines, protocol or similar criterion relied on in making the denial (or a statement that such information would be provided free of charge upon request); and

(e)    A statement describing the Claimant’s right to bring a civil suit under Federal law and a statement concerning other voluntary alternative dispute resolutions options.

8.4    Review of Claims on and after a Change in Control.

Upon and after the occurrence of a Change in Control, the Appeals Committee, as constituted immediately prior to a Change in Control, shall continue to act as the Appeals Committee. The Appeals Committee shall have responsibility and the discretionary authority to review denied claims. In the event any member of the Appeals Committee resigns or is unable to perform the duties of a member of the Appeals Committee, successors to such members shall be selected by the Ex-CEO. Upon and after a Change in Control, the Appeals Committee shall have all discretionary authorities and powers granted the Appeals Committee under this Plan including the discretionary authority to determine all questions arising in connection with the review of a denied claim as provided in this Section. Upon and after the occurrence of a Change in Control, the Company must: (1) pay all reasonable administrative expenses and fees of the Appeals Committee; (2) indemnify the Appeals Committee against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Appeals Committee hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Appeals Committee or its employees or agents; and (3) supply full and timely information to the Appeals Committee on all matters relating to the Plan, the Participants and their Beneficiaries, the Account balances of the Participants, the date and circumstances of the Retirement, Disability, death, Separation or Separation from Service of the Participants, and such other pertinent information as the Appeals Committee may reasonably require. Upon and after a Change in Control, a member of the Appeals Committee may only be removed (and a replacement may only be appointed) by the Ex-CEO.

ARTICLE 9—AMENDMENT, TERMINATION AND PARTICIPATION

9.1    Amendment by Board

Prior to a Special Circumstance and solely with respect to amounts deferred and vested as of December 31, 2004 and earnings, gains and losses credited thereon after that date, the Board may from time to time, amend, suspend, terminate or reinstate any or all of the provisions of this Plan, retroactive or otherwise, except that no amendment, suspension, termination or reinstatement shall adversely affect the Accounts or benefits under this Plan of any Participant as they existed immediately before the amendment, suspension, termination, merger or reinstatement or the manner of payments, unless the Participant shall have consented in writing. In addition, no amendment, suspension, termination or reinstatement shall be made that would constitute a material modification of the Plan under Code Section 409A after October 2, 2004.

Prior to a Special Circumstance and solely with respect to amounts that accrue and/or vest after December 31, 2004 and earnings, gains and losses credited thereon after that date, the Board may from time to time amend, suspend, or reinstate any or all of the provisions of this Plan, retroactive or otherwise, provided such amendment, suspension or reinstatement does not violate Code Section 409A nor adversely affect the Accounts or benefits under this Plan of any Participant as they existed immediately before the amendment, suspension or reinstatement or the manner of payments, unless the Participant shall have consented in writing.

9.2    Termination by the Company

Prior to a Special Circumstance, the Board may at any time terminate this Plan and/or transfer its liabilities under this Plan to a similar plan it may establish. Upon the termination of this Plan, amounts credited to the Accounts of Participants and benefits transferred shall continue to be payable to those Participants in accordance with the terms of this Plan except as provided in Section 9.4 herein. Upon termination of this Plan, if the Board should transfer its liabilities to another plan, such transfer of liabilities shall not adversely affect the Accounts or benefits of any

Participant as they existed immediately prior to a transfer authorized by the Board or the manner of payments, unless the Participant shall have consented in writing. In addition, any transfer of liabilities of this Plan shall not affect the liability of the Company or any Affiliate responsible to pay the benefit represented by the Account Balance.

9.3    Automatic Cessation of Bonus Credit and Dividends

Unless the Plan is terminated by the Company prior to the following, the crediting of the 20% Bonus Credit feature of this Plan with respect to Company common stock will automatically cease on January 1, 2011 with respect to Director’s Fees earned for services performed during any calendar years that commence on or after January 1, 2011 and that otherwise would have been payable later than December 31, 2010, or earlier if the maximum share reserve of 500,000 shares of Company common stock is reached.

Unless the Plan is terminated by the Company prior to the following, the crediting of the dividend equivalent feature in Section 3.4(b) of this Plan with respect to Company common stock will automatically cease on May 17, 2014 or earlier if the maximum share reserve of 500,000 shares of Company common stock is reached, unless shareholders reapprove this feature the earlier of the prior date or prior to the depletion of the maximum share reserve.

9.4    Distribution of Benefits on Plan Termination

In the event the Board elects to terminate the Plan as provided under Section 9.2:

(a)    With respect to Accounts that accrued and vested as of December 31, 2004 and notwithstanding any other provisions of the Plan, if the Plan is terminated, no subsequent Director’s fees may be deferred under this Plan as of the January 1 next following the date of termination. Upon termination, if the liabilities of this Plan are not transferred to another plan, the Director’s Accounts shall continue to be credited with deemed earnings as provided in Section 3.4, and the entire balance in the Account Balance shall become payable to the Participant in accordance with the provisions of this Plan and deferral elections regarding the time and form of payment in effect at the date of termination.

(b)    Solely with respect to Account balances that accrue and/or vest after December 31, 2004, including deemed earnings, gains and losses credited thereon after that date, no right to the payment of benefits shall arise as a result of a Plan Termination;

(c)    The Board may, in its discretion, provide by amendment to the Plan a right to the payment of all such Account balances as a result of the liquidation and termination of the Plan where:

(1)    The termination and liquidation does not occur proximate to a downturn in the financial health of the Company and the participating Affiliates;

(2)    The Plan and all arrangements required to be aggregated with the Plan under Code Section 409A are terminated and liquidated;

(3)    no payments, other than those that would be payable under the terms of the Plan and the aggregated arrangements if the termination and liquidation had not occurred, are made within twelve (12) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan;

(4)    All payments are made within twenty-four (24) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and

(5)    The Company and the Affiliates do not adopt a new arrangement that would be aggregated with any terminated arrangement under Code Section 409A, at any time within three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.

(d)    Similarly, the Company may, in its discretion, provide by amendment to liquidate and terminate the Plan where the termination and liquidation occurs within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 United States Code Section 503(b)(1)(A), provided that all amounts deferred under the Plan are included in the Participants’ gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received):

(1)    The calendar year in which the termination occurs;

(2)    The calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(3)    The first calendar year in which the payment is administratively practicable.

9.5    Participation by Affiliates

Affiliates may participate in this Plan as provided in this Section.

(a)    An Affiliate may adopt this Plan with the consent of the Company. The Affiliate shall be liable for the payment of any benefit of a Participant whose benefits under the Plan relate to Director’s Fees deferred while serving on the board of directors of the Affiliate or which are transferred to this Plan by the Participant. Neither the Company nor any other Affiliate shall have any liability for such benefits.

(b)    Each Affiliate, by adopting the Plan, appoints the Company as its agent and fully empowers the Company to act on behalf of all Affiliates as it may deem appropriate in maintaining or terminating the Plan. The adoption by the Company of any amendment to the Plan or the termination of all or any part of the Plan will constitute and represent, without further action on the part of any Affiliate, the approval, adoption, ratification or confirmation by each Affiliate of any such amendment or termination and each Affiliate shall be bound by such amendment or termination.

(c)    An Affiliate may cease participation in the Plan only upon approval by the Company and only in accordance with such terms and conditions that may be required by the Company.

ARTICLE 10—UNFUNDED PLAN

10.1    Bookkeeping Entries

The Accounts maintained for purposes of this Plan shall constitute bookkeeping records of the Company or the applicable Affiliate and shall not constitute any allocation of any assets of the Company or Affiliate or be deemed to create any trust or special deposit with respect to any of the assets of the Company or any Affiliate. Neither the Company nor any Affiliate shall be under any obligation to any Participant to acquire, segregate or reserve any funds or other assets for purposes relating to this Plan. No Participant shall have any rights whatsoever in or with respect to any funds or other assets owned or held by the Company or any Affiliate. The rights of an Participant under this Plan are solely those of a general creditor of the Company or any Affiliate to the extent of the amount credited to his or her Accounts with the Company or the applicable Affiliate and this Plan is a mere promise to pay benefits to the Participants.

10.2    Trusts, Insurance Contracts or Other Investment

The Company or the Affiliates may, in their respective discretion, establish one or more trusts, purchase one or more insurance contracts or otherwise invest or segregate funds for purposes relating to this Plan, but the assets of such trusts, rights and assets of such insurance contracts or otherwise invested or held in segregated funds shall at all times remain subject to the claims of the general creditors of the Company and any Affiliate as provided in such trust or contract except to the extent and at the time any payment is made to an Participant under this Plan.

ARTICLE 11—MISCELLANEOUS

11.1    Severability

The invalidity or unenforceability of any particular provision of this Plan shall not affect any other provision, and the Plan shall be construed in all respects as if invalid or unenforceable provisions were omitted.

11.2    Liability for Benefits

Except as otherwise agreed in writing, liability for the payment of a Participant’s benefit under this Plan shall be borne solely by the Company or the participating Affiliate for which the Participant served as a Director during the accrual or increase in the benefit. No liability for the payment of any benefit shall be incurred by reason of Plan sponsorship or participation except for benefits incurred by the Company for its Directors and for benefits incurred by an Affiliate for its Directors. Nothing in this Section shall be interpreted as prohibiting the Company or any participating Affiliate from expressly agreeing in writing to the assumption of liability or the guarantee of payment of any benefit under this Plan.

11.3    Applicable Law

This Plan shall be construed and governed in accordance with the laws of the State of Ohio without giving effect to principles of conflicts of laws.

11.4    Not a Contract

The terms and conditions of this Plan shall not be deemed to constitute a contract for services between the Company or any Affiliate and the Participant. A Director is retained on an “at will” relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained as a Director of the Company and any Affiliate.

11.5    Successors

The provisions of this Plan shall bind and inure to the benefit of the successors and assigns of the Company and each Affiliate.

11.6    Distribution under Terms of the Trust or in the Event of Taxation

(a)    If the Trust terminates in accordance with its terms and benefits accrued and vested as of December 31, 2004 are distributed from the Trust to a Participant in accordance therewith, the Participant’s benefits accrued and vested as of December 31, 2004 and deemed earnings, gains and losses thereon credited after that date under this Plan shall be reduced to the extent of such distributions.

(b)    If, for any reason, all or any portion of a Participant’s benefits attributable to deferrals accrued and vested as of December 31, 2004 and earnings, gains and losses thereon credited after that date under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee before a Special Circumstance, or the trustee of the Trust after a Special Circumstance, for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld (and, after a Special Circumstance, shall be granted), the Company or applicable Affiliate shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit. If the petition is granted, the tax liability distribution shall be made within ninety (90) days of the date when the Participant’s petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan.

(c)    If this Plan fails to meet the requirements of Code Section 409A and causes any amounts deferred and/or which became vested after December 31, 2004 to be included in a Participant’s income prior to distribution, the Participant shall be paid the amount required to be included in income as a result of the failure to comply with Code Section 409A and the Participant’s benefits under this Plan shall be reduced to the extent of such distributions.

11.7    Insurance

The Company and the Affiliates, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Company, the Affiliates or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Company or an Affiliate shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Company or Affiliate have applied for insurance.

11.8    Legal Representation

The Company and each Affiliate is aware that upon the occurrence of a Change in Control, the Board or the board of directors of an Affiliate (which might then be composed of new members) or a shareholder of the Company or an Affiliate, or of any successor corporation might then cause or attempt to cause the Company, an Affiliate or successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company or an Affiliate to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant that the Company, an Affiliate or any successor corporation has failed to comply with any of its obligations under the Plan or, if the Company, an Affiliate or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company and the applicable Affiliate irrevocably authorize such Participant to retain legal counsel of his or her choice at the expense of the Company and the Affiliate (which shall be jointly and severally liable) to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, an Affiliate or any director, officer, shareholder or other person affiliated with the Company, an Affiliate or any successor thereto in any jurisdiction. The Company and the Affiliate shall pay all attorney fees and all expenses and costs that are incurred by the Participant during the twenty-year period commencing on the date of the Change in Control and that relate to the collection of benefits under this Plan or to defending against the recovery of any benefits paid by this Plan. If the Participant elects to pay such fees, expenses and costs, then the Company and the Affiliate shall reimburse the Participant. The reimbursement of an eligible fee, expense or cost shall be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense was incurred. The amount paid or reimbursed during a Participant’s taxable year shall not affect the payments made in any other taxable year of the Participant. The right to payment or reimbursement of such legal fees, expenses and costs is not subject to liquidation or exchange for another benefit.

11.9    Code Section 409A

Notwithstanding anything to the contrary in the provisions of this Plan regarding the benefits payable hereunder and the time and form thereof, this Plan is intended to meet any applicable requirements of Code Section 409A and this Plan shall be construed and administered in accordance with Code Section 409A, Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. In the event that the Company determines that any provision of this Plan or the operation thereof may violate Code Section 409A and related Department of Treasury guidance, the Company may in its sole discretion adopt such amendments to this Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, or take such other actions, as the Company determines necessary or appropriate to comply with the requirements of Code Section 409A.

IN WITNESS WHEREOF, and pursuant to the direction and authority of the Board of Directors, the Company has caused this instrument to be executed by its duly authorized officer effective as of the date or dates set forth above.

FIRSTENERGY CORP.

By:	/s/ Anthony J. Alexander,
Anthony J. Alexander,
President and Chief Executive
Officer of FirstEnergy Corp.

Dated:     December 31, 2010

ATTACHMENT 2.4-A

Ohio Edison Company Deferred Compensation Plan for Directors

Merger of Plans. Effective as of December 31, 1997, the Ohio Edison Deferred Compensation Plan for Directors (“Ohio Edison Plan”) was merged into this Plan.

Definition of Director. The individuals who made deferral elections under the Ohio Edison Plan shall be considered “Directors” for purposes of this Plan even if they have not served on the Board or any board of directors of any Affiliate.

Prior Elections to Defer. Any election to defer director’s fees made under the Ohio Edison Plan prior to December 31, 1997 shall, to the extent such deferred fees and any earnings and losses credited to such deferred fees have not been paid to the Director or to his or her Beneficiary prior to such date, be treated as having been made under this Plan and shall be subject to all of the rights and limitations imposed on elections made under this Plan.

Transfer of Account Balance. With respect to any Director who had a balance in his or her account under the Ohio Edison Plan immediately prior to December 31, 1997, the balance of such account shall be transferred to a Transfer Account under this Plan as of December 31, 1997 and shall be administered in accordance with this Plan. Such Directors shall be permitted to designate how such transferred account balances shall be deemed invested as permitted under this Plan.

Liability for Payment. All liabilities of the Ohio Edison Plan shall be paid by the Company.

Transfer of Liabilities and Payment of Accounts. If any account under the Ohio Edison Plan is in pay status or is otherwise payable to an Participant as of such date, it shall continue to be payable to that person under the same terms and conditions as were provided under the Ohio Edison Plan. The balance of any account under the Ohio Edison Plan shall become payable under the terms and conditions of this Plan; provided, however, that the Director’s deferral elections, commencement date elections, and beneficiary elections made under the Ohio Edison Plan shall continue to be effective under this Plan unless amended or changed by the Director under the terms of this Plan.

Crediting of Service. All service as a director of the Ohio Edison Company or any affiliate of Ohio Edison Company shall count as Years of Service under this Plan.

2.4A-1

ATTACHMENT 2.4-B

Centerior Energy Corporation Deferred Compensation Plan for Directors

Merger of Plans. Effective as of January 1, 2000, the Centerior Energy Corporation Deferred Compensation Plan for Directors (the “Centerior Plan”) was merged into this Plan.

Definition of Director. The individuals who made deferral elections under the Centerior Plan shall be considered “Directors” for purposes of this Plan even if they have not served on the Board or any board of directors of any Affiliate.

Prior Elections to Defer. Any election to defer director’s fees made under the Centerior Plan prior to January 1, 2000 shall, to the extent such deferred fees and any earnings and losses credited to such deferred fees have not been paid to the Director or to his or her Beneficiary prior to such date, be treated as having been made under this Plan and shall be subject to all of the rights and limitations imposed on elections made under this Plan.

Transfer of Account Balance. With respect to any Director who had a balance in his or her account under the Centerior Plan immediately prior to January 1, 2000, the balance of such account shall be transferred to a Transfer Account under this Plan as of January 1, 2000 and shall be administered in accordance with this Plan. Such Directors shall be permitted to designate how such transferred account balances shall be deemed invested as permitted under this Plan.

Liability for Payment. All liabilities of the Centerior Plan shall be paid by the Company.

Transfer of Liabilities and Payment of Accounts. If any account under the Centerior Plan is in pay status or is otherwise payable to an Participant as of such date, it shall continue to be payable to that person under the same terms and conditions as were provided under the Centerior Plan. The balance of any account under the Centerior Plan shall become payable under the terms and conditions of this Plan; provided, however, that the Director’s deferral elections, commencement date elections, and beneficiary elections made under the Centerior Plan shall continue to be effective under this Plan unless amended or changed by the Director under the terms of this Plan.

Crediting of Service. All service as a director of Centerior Energy Corporation or any affiliate of Centerior Energy Corporation shall count as Years of Service under this Plan.

2.4B-1

ATTACHMENT 2.4-C

Deferred Remuneration Plan for Outside Directors of GPU, Inc.

And

Deferred Stock Unit Plan for Outside Directors of GPU, Inc.

And

Deferred Remuneration Plan for Outside Directors of
Jersey Central Power & Light

Transfers from GPU Plans. Any individual who participated in the Deferred Remuneration Plan for Outside Directors of GPU, Inc., Deferred Stock Unit Plan for Outside Directors of GPU, Inc., or the Deferred Remuneration Plan for Outside Directors of Jersey Central Power & Light (collectively the “GPU Plans”) and who was selected as a member of the board of directors for the Company or Jersey Central Power & Light after November 7, 2001, may elect to transfer his or her account under each GPU Plan to this Plan.

Prior Elections. Any election to defer director’s fees made under any GPU Plan prior to November 7, 2001 shall, to the extent such deferred fees and any earnings credited to such deferred fees have not been paid to the director or to his or her beneficiary prior to such date, be treated as having been made under this Plan and shall be subject to all of the rights and limitations imposed on elections made under this Plan.

Transfer of Account Balance. Any Director who had a balance in his or her account under a GPU Plan immediately prior to November 7, 2001 may elect to transfer such account’s balance to a Transfer Account under this Plan as of November 7, 2001. The Committee shall establish subaccounts within the Transfer Account to reflect and administer Pre-Retirement and Retirement Accounts transferred from the GPU Plans. From the date of the election, the Transfer Account shall be deemed to be invested in the Moody’s Investment Fund. The Moody’s Investment Fund is an Investment Fund established by the Committee pursuant to Section 3.4 of the Plan and, the balance transferred from a GPU Plan shall be adjusted in the same manner as the balances of Accounts of all other Participants that are deemed to be invested in the Moody’s Investment Fund. In the event the Committee modifies the interest rate or the measurement period, amends any feature of the Moody’s Investment Fund, or eliminates the Moody’s Investment Fund, such modification, amendment or elimination shall apply to all Participants including any Director that transfers his or her account balance from a GPU Plan to this Plan. After January 1, 2002, a Director that transfers his or her account balance from a GPU Plan may direct the Investment Funds in which his or her Transfer Account is deemed invested as permitted by Section 3.5.

2.4C-1

Liability for Payment. Liabilities of the GPU Plans transferred to the Company shall be paid by the Company. Any liability of the GPU Plans transferred to an Affiliate shall be paid by the Affiliate.

Payment of Accounts. An account balance of a GPU Plan shall be transferred to this Plan as of the later of the date of the Director’s election or November 7, 2001. If any account under a GPU Plan is in pay status or is otherwise payable to an Participant as of such date, it shall continue to be payable to that person under the same terms and conditions as were provided under the applicable GPU Plan. The balance of any account under a GPU Plan shall become payable under the terms and conditions of this Plan; provided, however, that the Director’s deferral elections, commencement date elections, and beneficiary elections made under the GPU Plan shall continue to be effective under this Plan unless amended or changed under the terms of this Plan.

Crediting of Service and Years of Deferral. All service as a director with GPU, Inc. or any affiliate of GPU, Inc. shall count as Years of Service under this Plan. A full year during which a Director deferred fees under a GPU Plan shall count as a full year of deferral under this Plan for purposes of withdrawals under Section 4.4.

2.4C-2